Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in this Registration Statement on Form S-1 of Dynamic Short Short-Term Volatility Futures ETF (the “Fund”), a series of Dynamic Shares Trust (the “Trust”) and to the use of our report dated May 8, 2020 on the combined Statement of Condition of the Trust and individual Fund as of December 31, 2019. Such financial statement appears in this Registration Statement. We also consent to use of our name under the headings “Experts” and “Appointment of Auditor” in this Registration Statement.

/s/ BBD, LLP
BBD, LLP

Philadelphia, Pennsylvania
December 8, 2020